Free Writing Prospectus                               Filed Pursuant to Rule 433
Dated November 16, 2006                                   File No. 333-132319-03

CRMSI 06-3 ***PRICES, YLDS, COUPONS***
Lead: Citigroup
Tranche Size    Type        Ratings    WAL     Spread    Coupon   Yield   Price
                            (M/SP)    (Call)
Offered Certificates:
 A1-A  97.0235  FXD          Aaa  AAA   1.00   EDSF+14    5.815   5.476   99.999
 A1-B  97.0235  FLTR         Aaa  AAA   1.00   1mLib+7                    100.00
 A2    64.659   FXD/Senior   Aaa  AAA   2.20   ISwaps+35  5.609   5.491   99.998
 A3    56.168   FXD/Senior   Aaa  AAA   3.00   ISwaps+45  5.610   5.538   99.998
 A6    47.203   FXD/NAS      Aaa  AAA   6.35   ISwaps+52  5.628   5.622   99.998
 M8     2.991   FXD/Mezz     Baa1 BBB   5.43   ISwaps+160 6.697   6.689   99.999
 M9     4.623   FXD/Mezz     Baa1 BBB-  5.43   ISwaps+215 7.241   7.239   99.997

Offered Certificates Not Available:
 A4     77.561     FXD/Senior    13.20%     Aaa    AAA     5.00
 A5     32.388     FXD/Senior    13.20%     Aaa    AAA     8.07
 M1     13.323     FXD/Mezz      10.75%     Aa1    AA+     5.44
 M2     14.955     FXD/Mezz       8.00%     Aa2    AA      5.43
 M3      3.806     FXD/Mezz       7.30%     Aa3    AA-     5.43
 M4      4.895     FXD/Mezz       6.40%     A1     A+      5.43
 M5      5.166     FXD/Mezz       5.45%     A1     A       5.43
 M6      4.078     FXD/Mezz       4.70%     A2     A-      5.43
 M7      3.263     FXD/Mezz       4.10%     A3     BBB+    5.43
Settlement: November 29, Fixed with Accrued, Floating Flat
YB ticker: crmsi06.3
Intex deal name: citicrmsi_2006_3
Intex password: X44Y

Disclaimer:
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse will arrange to send you the prospectus if you request it by calling toll free 1-800-221-1037.

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